Exhibit 8.1
List of Significant Subsidiaries:

	Percentage of
Name	ownership	Registered office	Activity
Italsofa Bahia Ltd	97.99	Bahia, Brazil	(1)
Minuano Nordeste S.A.	100.00	Pojuca, Brazil	(1)
Italsofa Shanghai Ltd	100.00	Shanghai, China	(1)
Softaly Shanghai Ltd	100.00	Shanghai, China	(1)
Italsofa Romania	100.00	Baia Mare, Romania	(1)
Natco S.p.A.	99.99	Bari, Italy	(2)
I.M.P.E. S.p.A.	90.83	Qualiano, Italy	(3)
Nacon S.p.A.	100.00	Bari, Italy	(4)
Lagene S.r.l.	100.00	Bari, Italy	(4)
Natuzzi Americas Inc.	100.00	High Point, NC, USA	(4)
Natuzzi Iberica S.A.	100.00	Madrid, Spain	(4)
Natuzzi Switzerland AG	97.00	Kaltbrunn, Switzerland	(4)
Natuzzi Nordic	100.00	Copenaghen, Denmark	(4)
Natuzzi Benelux S.A.	100.00	Geel, Belgium	(4)
Natuzzi Germany Gmbh	100.00	Dusseldorf, Germany	(4)
Natuzzi Sweden AB	100.00	Stockholm, Sweden	(4)
Natuzzi Japan KK	100.00	Tokyo, Japan	(4)
Natuzzi Services Limited	100.00	London, UK	(4)
La Galleria Limited	100.00	London, UK	(7)
Natuzzi Netherlands Holding	100.00	Amsterdam, Holland	(5)
Natuzzi United Kingdom Limited	100.00	London, UK	(7)
Natuzzi Trade Service S.r.l.	100.00	Bari, Italy	(6)
Kingdom of Leather Limited	100.00	London, UK	(7)
Italholding S.r.l.	100.00	Bari, Italy	(5)

(1)	Manufacture and distribution

(2)	Intragroup leather dyeing and finishing

(3)	Production and distribution of polyurethane foam

(4)	Distribution

(5)	Investment holding

(6)	Transportation services

(7)	Dormant